Exhibit 95

CF INDUSTRIES HOLDINGS, INC.

        This exhibit contains the information concerning mine safety violations or other regulatory matters required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The following table provides information about citations, orders and notices issued under the Federal Mine Safety and Health Act of 1977 (the "Mine Act") by the federal Mine Safety and Health Administration ("MSHA") for our Hardee, Florida, mine during the 1ST quarter of the fiscal year ending December 31, 2012.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(c) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(c) (yes/no)	Legal Actions Pending as of Last Day of Period (#)		Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Hardee Phosphate Complex / 800903	0	0	0	0	0	$1,058	0	No	No	1	(1)	1	5	(2)

(1)
All legal actions pending as of March 31, 2012 are contests of citations and orders referenced in Subpart B of the Procedural Rules of the Federal Mine Safety and Health Review Commission (Subpart B of 29 CFR part 2700).

(2)
Five citations that were in contest with MSHA have been resolved: 2 citation penalty assessments remained unchanged, 2 citation penalty assessments were reduced, and 1 citation was vacated.

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